Exhibit (e)(1)(i)

AMENDED SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

VOYA EQUITY TRUST

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

Voya Corporate Leaders® 100 Fund

Voya Global Multi-Asset Fund

Voya Large Cap Value Fund

Voya Mid Cap Research Enhanced Index Fund

Voya MidCap Opportunities Fund

Voya Multi-Manager Mid Cap Value Fund

Voya Small Company Fund

Voya SmallCap Opportunities Fund

Voya U.S. High Dividend Low Volatility Fund